Description of Verbal Agreement For the Purchase of Fish Food From Ke Da Heng Sheng Fish Food
Factory

Since January 1, 2007 Foshan Nanhai Ke Da Heng Sheng Aquatic Co., Ltd. (“Foshan Nanhai Ke Da Heng Sheng”) and Hainan Ke Da Heng Sheng Acquit Germchit Co., Ltd ..(“Hainan Ke Da Heng Sheng”)  have been purchasing fish food under a verbal agreement from Ke Da Heng Sheng Fish Food Factory, a company owned by Chen Meiru, the sister of the Company’s Chairman of the Board, Chen Zhisheng. Under the arrangement Foshan Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng place orders approximately 1 week before delivery and pay for such purchases within 60 days. The Company believes that amounts charged by Ke Da Heng Sheng Fish Food Factory under such arrangement are as least as favorable to Foshan Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng as the amounts that would have been charged for the same sales by persons not affiliated with the Company. During the fiscal year ended December 31, 2009 purchases from Ke Da Heng Sheng Fish Food Factory accounted for 91.2% and 61.1%, respectively, of the total adult and fish fry food purchases, respectively, of Foshan Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng from all vendors.